Filed pursuant to Rule 433

Registration Nos.: 333-205964, 333-205964-01 and 333-205964-02

Free Writing Prospectus, dated March 9, 2018

American Express Credit Account Master Trust

Issuing Entity

SERIES 2018-2

$500,000,000* Class A [●]%Asset Backed Certificates

  $21,429,000* Class B [●]%Asset Backed Certificates

American Express Receivables Financing Corporation III LLC

American Express Receivables Financing Corporation IV LLC

Depositors and Transferors

American Express Travel Related Services Company, Inc.

Servicer

American Express Centurion Bank

American Express Bank, FSB

Sponsors

The depositors and transferors have prepared a preliminary prospectus dated March 9, 2018 which describes the certificates to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the certificates.

*	Subject to increase or decrease as further described in the preliminary prospectus.

Ratings

The depositors and transferors expect that the certificates issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Moody’s Investors Service, Inc.
Class A certificates	AAAsf	Aaa (sf)
Class B certificates	A+sf	Aa3 (sf)

It is a condition to the issuance of the certificates that each class of certificates receive the ratings listed above, except that the minimum required rating of the Class B certificates by each of Fitch Ratings, Inc. and Moody’s Investors Service, Inc. is Asf and A2 (sf), respectively.

A rating addresses the likelihood of the payment of interest on a certificate when due and the ultimate payment of principal of that certificate by its legal maturity date. A rating does not address the likelihood of payment of principal of a certificate on its expected final payment date. In addition, a rating does not address the likelihood of early payment or acceleration of a certificate, which could be caused by a pay-out event. A rating is not a recommendation to buy, sell or hold certificates and may be subject to revision, withdrawal or qualification at any time by the assigning rating agency. Each rating is based on the corresponding rating agency’s independent evaluation of the receivables and the availability of any credit enhancement for the certificates. Ratings will be monitored by the applicable rating agencies while the certificates are outstanding and, in certain instances described in the preliminary prospectus, the depositors and transferors or their affiliates may from time to time request the applicable rating agencies to confirm their ratings with respect to the certificates. A rating, or a change, withdrawal or qualification of a rating, by one rating agency will not necessarily correspond to a rating, or a change, withdrawal or qualification of a rating, from any other rating agency.

Underwriters of the Class A certificates

Barclays	Mizuho Securities

RBC Capital Markets	Wells Fargo Securities

[●]	[●]	[●]
[●]	[●]	[●]

Underwriters of the Class B certificates**

Barclays	Mizuho Securities

RBC Capital Markets	Wells Fargo Securities

The depositors and transferors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-205964) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors and transferors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-326-5897 or by emailing WFSCustomerService@wellsfargo.com.

**	All or a portion of the Class B certificates may be purchased directly by an affiliate of the transferors. There will be no underwriting arrangement for any Class B certificates purchased directly by that affiliate.